English translation of the Finnish original         Exhibit 1
ARTICLES OF ASSOCIATION OF NOKIA CORPORATION

ARTICLE 1 - Name
The name of the company is Nokia Oyj, in Swedish Nokia Abp and in English Nokia Corporation.

Domicile
The domicile of the company is Helsinki.

ARTICLE 2 - Object
The object of the company is to research, develop, manufacture, market, sell and deliver products, software and services related to, among others, communication and enterprise networks. The company may also create, acquire and license intellectual property as well as engage in other industrial and commercial operations, including securities trading and other investment activities. The company may carry on its business operations directly, through subsidiary companies, affiliate companies and joint ventures.

ARTICLE 3 - Incorporation in the book-entry system
Incorporation in the book-entry system
The shares of the company are incorporated in the book-entry system of securities.

ARTICLE 4 - Board of Directors
The company shall have a Board of Directors comprising a minimum of seven and a maximum of twelve members.

The term of a Board member shall begin from the General Meeting at which he was elected or from a later date resolved by the General Meeting, and expire at the closing of the following Annual General Meeting.

The Board of Directors shall elect its Chairman and Vice Chairman for the term of the Board of Directors, or for another term resolved by the Board of Directors.

The Board of Directors shall establish its rules of procedure.

ARTICLE 5 - President
The Board of Directors shall elect the President of the company.

ARTICLE 6 - Representing the company
The Chairman of the Board of Directors alone or two members of the Board of Directors jointly are authorized to represent the company. The Chairman of the Nokia Leadership Team and the President may be authorized to represent the company alone. The Board of Directors may authorize other specifically named persons to represent the company either any two of them jointly or any one of them together with a member of the Board of Directors.

The Board of Directors may authorize persons to represent the company per procuration, any two jointly or any one of them jointly with a member of the Board of Directors or with another person authorized to represent the company.

ARTICLE 7 - Auditors
The company shall have one auditor, which shall be an audit firm approved by the Finnish Patent and Registration Office. The company shall have one sustainability reporting assurer, which shall be a sustainability assurance firm approved by the Finnish Patent and Registration Office.

The term of the auditor and the sustainability reporting assurer shall be the fiscal year.

1                                                    © 2024 Nokia

ARTICLE 8 - Annual accounts
The accounts of the company shall be closed at the end of each calendar year.

ARTICLE 9 - General Meeting
The Annual General Meeting shall be held at the latest on June 30 as determined by the Board of Directors. General Meetings shall be held in Helsinki, Espoo or Vantaa. The Board of Directors may also resolve that a general meeting is organized without a meeting venue and shareholders fully use their decision-making powers during the meeting in real time with the help of a data communication connection and technical means.

ARTICLE 10 - Notice of a General Meeting
The notice of a General Meeting must be published on the website of the company no earlier than three months prior to the record date of the Meeting under Chapter 4, Section 2, Subsection 2 of the Companies Act and no later than three weeks prior to the Meeting, provided that the date of the publication must be at least nine days prior to the aforesaid record date.

ARTICLE 11 - Voting rights and registration for a General Meeting
Shareholders shall exercise their right to vote at a General Meeting either in person or through a proxy. In order to attend a General Meeting a shareholder must notify the company by the date stated in the notice of the Meeting, which may be no more than ten days prior to the Meeting.

Unless otherwise provided in these Articles of Association or in the Companies Act, resolutions by the General Meeting shall be carried by a simple majority of the votes cast. In case of a tie, the opinion of the chairman shall prevail with the exception of elections, in which the matter shall be resolved by drawing lots.

Voting procedure shall be determined by the chairman of the General Meeting.

ARTICLE 12 - Matters to be considered at the Annual General Meeting
The Annual General Meeting shall

review
1. the annual accounts, comprising an income statement, balance sheet, cash flow statement and the notes thereto, as well as the consolidated annual accounts,
and
2. the auditors’ report;

take resolutions on
3. approval of the annual accounts, which includes approval of the Group annual accounts,
4. the use of the profit shown in the balance sheet,
5. discharging the members of the Board of Directors and the President from liability,
6. when necessary, adoption of the Remuneration Policy,
7. adoption of the Remuneration Report,
8. the number of members on the Board of Directors, and
9. the remuneration payable to the members of the Board of Directors, the auditor and the sustainability reporting assurer; and

elect
10. members of the Board of Directors, and
11. the auditor and the sustainability reporting assurer.

ARTICLE 13 - Obligation to purchase shares
A shareholder whose holding - either alone or together with other shareholders in a way defined hereinafter - of the total shares of the company equals or exceeds 33 1/3 per cent or 50 per cent (“Purchasor”) shall be obliged, at the request of other shareholders (“Purchasees”), to purchase their shares and securities which entitle to shares under the Companies Act, as provided in this section.

2                                                    © 2024 Nokia

In calculating the percentage of shares in the company held by a shareholder, the following shares shall also be taken into account:

- shares held by a corporation which, under the Companies Act, belongs to the same group as the shareholder,

- shares held by a company which, when compiling the consolidated annual accounts according to the Accounting Act, is considered to belong to the same group as the shareholder,

- shares held by a pension fund or pension society of corporations or companies referred to above, and

- shares held by a foreign corporation or entity which - were it Finnish - would belong to the same group as the shareholder in the manner referred to above.

Where a purchase obligation is based on an aggregate shareholding, the Purchasors shall jointly and severally be obliged to purchase shares vis-à-vis Purchasees. In such a situation a claim for purchase shall be considered to be made to all Purchasors even without a separate claim to each of them.

Where two shareholders reach or exceed the threshold for the purchase obligation so that they become obliged to purchase shares simultaneously, a Purchasee may claim for purchase from both of them separately.

The purchase obligation shall not apply to shares or securities which entitle to shares which a shareholder has acquired after the arising of the purchase obligation.

Purchase price
The purchase price of the shares shall be the higher of the following:

a) the weighted average trading price of the shares on the Helsinki Exchanges during the ten (10)
business days prior to the day on which the company has been notified by the Purchasor that his holding has reached or exceeded the threshold referred to above or, in the absence of such notification or its failure to arrive within the specified period, the day on which the Board of Directors of the company otherwise becomes aware of this;

b) the average price, weighted by the number of shares, which the Purchasor has paid for the shares he has acquired during the last 12 months preceding the date referred to in paragraph a).

If an acquisition which has an influence on the average price is denominated in a foreign currency, the euro conversion value shall be calculated according to the official rate of the European Central Bank for the currency in question seven (7) days prior to the date on which the Board notified shareholders of their right for purchase.

The above provisions on the determination of the purchase price shall also apply to other securities to be purchased.

Purchase procedure
A Purchasor shall, within seven (7) days of the date on which the purchase obligation has arisen, notify the Board of Directors of the company in writing at the company’s address. The notification shall contain details of the number of shares owned by the Purchasor and the number and price of the shares acquired during the last twelve (12) months. The notification shall also contain the address at which the Purchasor may be contacted.

The Board shall notify shareholders of the arising of the purchase obligation within 45 days of the receipt of the notification referred to above or, in the absence of such notification or where such notification fails to arrive within the specified period, of the date on which it otherwise became aware of such purchase obligation. The notice shall contain details of the date on which the purchase obligation has arisen, the basis for determination of the purchase price as far as known by the Board, and the date by which claims for purchase shall be made. Notice to shareholders shall be given in compliance with the provisions of Article 10 of the Articles of Association concerning notice of a General Meeting.

A Purchasee shall make a written claim for purchase within 30 days of the Board’s notice of the purchase obligation. The purchase claim, which shall be sent to the company, shall indicate the number of shares and other securities covered by the claim. A shareholder claiming for purchase shall at the same time provide the company with possible

3                                                    © 2024 Nokia

share certificates or other documents carrying the right to shares to be transferred to the Purchasor against the payment of the purchase price.

If a claim is not made by the due date in the manner described above the shareholder shall forfeit his right to claim for purchase in the purchase situation in question. As long as purchase has not taken place a Purchasee shall have the right to withdraw his claim.

On the expiration of the period for making claims for purchase, the company shall notify the Purchasor of the claims made. The Purchasor shall, within 14 days of receipt of the notice of the purchase claims, in the manner prescribed by the company pay the purchase price against receipt of shares and securities carrying the right to shares or, where the shares to be purchased are entered in the book-entry accounts of the shareholders in question, against a receipt issued by the company. In such case the company shall be responsible for seeing that the Purchasor is without delay registered as the owner of the shares purchased through an entry in his/her book-entry account.

A purchase price which is not paid within the specified period shall accrue default interest of 20 per cent per annum as of the date on which the purchase should have been made. If the Purchasor has, in addition, failed to observe the above provisions concerning the purchase obligation, default interest shall be calculated as of the date on which the notification should have been made.

Other provisions
The purchase obligation under this Article shall not apply to a shareholder who can prove that the threshold for the purchase obligation was reached or exceeded prior to the registration of this amendment to the Articles of Association in the Finnish Trade Register.

A resolution by a General Meeting to amend or delete the provisions of this Article shall be carried by shareholders representing not less than three-quarters of the votes cast and shares represented at the Meeting.

Disputes concerning the purchase obligation referred to above, the related right to claim for purchase and the purchase price shall be settled in arbitration proceedings in the domicile of the company, in accordance with the provisions in the Act on Arbitration Proceedings (967/92). The arbitration proceedings shall apply Finnish law.

4                                                    © 2024 Nokia